                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                            (Amendment No. ____) (1)


                                  Tularik Inc.
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)


                                    89916510
                                 (CUSIP Number)


                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]  Rule 13d-1(b)
        [ ]  Rule 13d-1(c)
        [X]  Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 89916510                 SCHEDULE 13G        PAGE   2   OF  21   PAGES
          --------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          MAYFIELD MEDICAL PARTNERS, A CALIFORNIA PARTNERSHIP
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
     NUMBER OF                 -0-
       SHARES          --------------------------------------------------------
    BENEFICIALLY       (6)     SHARED VOTING POWER
      OWNED BY                 479,818
       EACH            --------------------------------------------------------
     REPORTING         (7)     SOLE DISPOSITIVE POWER
    PERSON WITH                -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               479,818
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          479,818
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          1.1%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO. 89916510                 SCHEDULE 13G        PAGE   3   OF  21   PAGES
          --------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          MAYFIELD VI INVESTMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
     NUMBER OF                 -0-
       SHARES          --------------------------------------------------------
    BENEFICIALLY       (6)     SHARED VOTING POWER
      OWNED BY                 3,807,815
       EACH            --------------------------------------------------------
     REPORTING         (7)     SOLE DISPOSITIVE POWER
    PERSON WITH                -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               3,807,815
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,807,815
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          8.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO. 89916510                 SCHEDULE 13G        PAGE   4   OF  21   PAGES
          --------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          MAYFIELD VI MANAGEMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
     NUMBER OF                 -0-
       SHARES          --------------------------------------------------------
    BENEFICIALLY       (6)     SHARED VOTING POWER
      OWNED BY                 3,807,815
       EACH            --------------------------------------------------------
     REPORTING         (7)     SOLE DISPOSITIVE POWER
    PERSON WITH                -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               3,807,815
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,807,815
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          8.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO. 89916510                 SCHEDULE 13G        PAGE   5   OF  21   PAGES
          --------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          MAYFIELD ASSOCIATES FUND, A CALIFORNIA LIMITED PARTNERSHIP
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
     NUMBER OF                 -0-
       SHARES          --------------------------------------------------------
    BENEFICIALLY       (6)     SHARED VOTING POWER
      OWNED BY                 158,659
       EACH            --------------------------------------------------------
     REPORTING         (7)     SOLE DISPOSITIVE POWER
    PERSON WITH                -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               158,659
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          158,659
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.4%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO. 89916510                 SCHEDULE 13G        PAGE   6   OF  21   PAGES
          --------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          F. GIBSON MYERS, JR.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
     NUMBER OF                 -0-
       SHARES          --------------------------------------------------------
    BENEFICIALLY       (6)     SHARED VOTING POWER
      OWNED BY                 3,966,474
       EACH            --------------------------------------------------------
     REPORTING         (7)     SOLE DISPOSITIVE POWER
    PERSON WITH                -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               3,966,474
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,966,474
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          9.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO. 89916510                 SCHEDULE 13G        PAGE   7   OF  21   PAGES
          --------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          KEVIN A. FONG
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
     NUMBER OF                 -0-
       SHARES          --------------------------------------------------------
    BENEFICIALLY       (6)     SHARED VOTING POWER
      OWNED BY                 3,966,474
       EACH            --------------------------------------------------------
     REPORTING         (7)     SOLE DISPOSITIVE POWER
    PERSON WITH                -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               3,966,474
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,966,474
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          9.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO. 89916510                 SCHEDULE 13G        PAGE   8   OF  21   PAGES
          --------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          WILLIAM D. UNGER
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
     NUMBER OF                 -0-
       SHARES          --------------------------------------------------------
    BENEFICIALLY       (6)     SHARED VOTING POWER
      OWNED BY                 3,966,474
       EACH            --------------------------------------------------------
     REPORTING         (7)     SOLE DISPOSITIVE POWER
    PERSON WITH                -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               3,966,474
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,966,474
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          9.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO. 89916510                 SCHEDULE 13G        PAGE   9   OF  21   PAGES
          --------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          WENDELL G. VAN AUKEN, III
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
     NUMBER OF                 -0-
       SHARES          --------------------------------------------------------
    BENEFICIALLY       (6)     SHARED VOTING POWER
      OWNED BY                 3,966,474
       EACH            --------------------------------------------------------
     REPORTING         (7)     SOLE DISPOSITIVE POWER
    PERSON WITH                -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               3,966,474
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,966,474
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          9.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO. 89916510                 SCHEDULE 13G        PAGE  10   OF  21   PAGES
          --------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          MICHAEL J. LEVINTHAL
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
     NUMBER OF                 -0-
       SHARES          --------------------------------------------------------
    BENEFICIALLY       (6)     SHARED VOTING POWER
      OWNED BY                 3,966,474
       EACH            --------------------------------------------------------
     REPORTING         (7)     SOLE DISPOSITIVE POWER
    PERSON WITH                -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               3,966,474
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,966,474
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          9.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO. 89916510                 SCHEDULE 13G        PAGE  11   OF  21   PAGES
          --------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          A. GRANT HEIDRICH, III
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)  SOLE VOTING POWER
     NUMBER OF              31,458 (includes options to purchase 29,958 shares)
       SHARES          --------------------------------------------------------
    BENEFICIALLY       (6)  SHARED VOTING POWER
      OWNED BY              3,966,474
       EACH            --------------------------------------------------------
     REPORTING         (7)  SOLE DISPOSITIVE POWER
    PERSON WITH             31,458 (includes options to purchase 29,958 shares)
                       --------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER
                            3,966,474
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,997,932
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          9.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

ITEM 1.

        (a)    NAME OF ISSUER:

               Tularik Inc.

        (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               Two Corporate Drive South
               San Francisco, CA 94080

ITEM 2.

        (a)    NAME OF PERSONS FILING:

               Mayfield Medical Partners, a California Partnership
               Mayfield VI Investment Partners, a California Limited Partnership Mayfield VI Management Partners, a California Limited Partnership Mayfield Associates Fund, a California Limited Partnership
               Kevin A. Fong
               Wendell G. Van Auken, III
               A. Grant Heidrich, III
               F. Gibson Myers, Jr.
               William D. Unger
               Michael J. Levinthal

        (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               c/o The Mayfield Fund
               2800 Sand Hill Road
               Menlo Park, CA 94025

        (c)    CITIZENSHIP:

               The entities listed in Item 2(a) are California Limited Partnerships. The individuals listed in Item 2(a) are U.S. citizens.

        (d)    TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.01 per share

        (e)    CUSIP NUMBER:

               89916510

                              Page 12 of 21 pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable

ITEM 4.        OWNERSHIP

               The information regarding ownership as set forth in Items 5-9 of Pages 2-10 hereto, is hereby incorporated by reference.

               For a summary of total ownership by all Reporting Persons, see
               Exhibit 2 hereto.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

               Not applicable.

ITEM 10.       CERTIFICATION

               Not applicable.


                              Page 13 of 21 pages

                                   SIGNATURES


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000
                                    MAYFIELD VI INVESTMENT PARTNERS
                                    A California Limited Partnership

                                    By:     Mayfield VI Management Partners,
                                            a California Limited Partnership,
                                            Its General Partner

                                    By:  /s/ George A. Pavlov
                                          --------------------------------------
                                          George A. Pavlov, Authorized Signatory

                                    MAYFIELD VI MANAGEMENT PARTNERS
                                    A California Limited Partnership

                                    By:  /s/ George A. Pavlov
                                          --------------------------------------
                                          George A. Pavlov, Authorized Signatory

                                    MAYFIELD MEDICAL PARTNERS
                                    A California Partnership

                                    By:     Mayfield VI Investment Partners,
                                            a California Limited Partnership,
                                            Its General Partner

                                    By:     Mayfield VI Management Partners,
                                            a California Limited Partnership,
                                            Its General Partner

                                    By:  /s/ George A. Pavlov
                                          --------------------------------------
                                          George A. Pavlov, Authorized Signatory

                                    MAYFIELD ASSOCIATES FUND
                                    A California Limited Partnership

                                    By:  /s/ George A. Pavlov
                                          --------------------------------------
                                          George A. Pavlov, Authorized Signatory

                                    F. GIBSON MYERS, JR.

                                    By:  /s/ George A. Pavlov
                                          --------------------------------------
                                          George A. Pavlov, Attorney In Fact


                              Page 14 of 21 pages

                                    KEVIN A. FONG

                                    By:  /s/ George A. Pavlov
                                          --------------------------------------
                                          George A. Pavlov, Attorney In Fact

                                    WILLIAM D. UNGER

                                    By:  /s/ George A. Pavlov
                                          --------------------------------------
                                          George A. Pavlov, Attorney In Fact

                                    WENDELL G. VAN AUKEN, III

                                    By:  /s/ George A. Pavlov
                                          --------------------------------------
                                          George A. Pavlov, Attorney In Fact

                                    MICHAEL J. LEVINTHAL

                                    By:  /s/ George A. Pavlov
                                          --------------------------------------
                                          George A. Pavlov, Attorney In Fact

                                    A. GRANT HEIDRICH, III

                                    By:  /s/ George A. Pavlov
                                          George A. Pavlov, Attorney In Fact

                              Page 15 of 21 pages

                                    EXHIBIT 1

         STATEMENT APPOINTING DESIGNATED FILER AND AUTHORIZED SIGNATORY


            Each of the undersigned entities and individuals (collectively, the "Reporting Persons") hereby designates the entity listed in Column II of EXHIBIT A hereto, or such other person or entity as is designated in writing by George
A. Pavlov (any such entity is referred to as the "Designated Filer") as the beneficial owner to make filings of Schedules 13D and 13G (and any amendments thereto) pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and of Forms 3, 4 and 5 (and any amendments thereto) pursuant to
Section 16(a) of the Exchange Act (collectively, the "Reports") with respect to the securities of the entities listed in Column I of EXHIBIT A hereto and with respect to the securities of any other entity whose securities are now, or hereafter become, publicly traded and whose securities are beneficially owned (directly or indirectly) both by such Reporting Person and by such Designated Filer (collectively, the "Companies").

            Each Reporting Person hereby further authorizes and designates GEORGE A. PAVLOV (the "Authorized Signatory") to execute and file on behalf of such Reporting Person the Reports with respect to the securities of the Companies, including all Schedules 13D and 13G and Forms 3, 4 and 5, and any amendments thereto, that the Reporting Person may be required to file with the United States Securities and Exchange Commission as a result of the Reporting Person's ownership of, or transactions in securities of the Companies.

            The authority of the Designated Filer and the Authorized Signatory under this document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file Schedules 13D or 13G or Forms 3, 4 and 5 with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with Section 13(d) or Section 16 of the Exchange Act.


Date:  February 10, 1997         MAYFIELD VI INVESTMENT PARTNERS,
                                 a California Limited Partnership

                                 By:    Mayfield VI Management Partners,
                                        a California Limited Partnership,
                                        Its General Partner

                                 By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                          George A. Pavlov, Authorized Signatory


                              Page 16 of 21 pages

Date:  February 10, 1997         MAYFIELD VI MANAGEMENT PARTNERS
                                 A California Limited Partnership

                                 By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                          George A. Pavlov, Authorized Signatory

Date:  February 10, 1997         MAYFIELD VII
                                 A California Limited Partnership

                                 By:     Mayfield VII Management Partners,
                                         a California Limited Partnership,
                                         Its General Partner

                                 By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                          George A. Pavlov, Authorized Signatory

Date:  February 10, 1997         MAYFIELD VII MANAGEMENT PARTNERS
                                 A California Limited Partnership

                                 By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                          George A. Pavlov, Authorized Signatory

Date:  February 10, 1997         MAYFIELD VIII,
                                 A California Limited Partnership

                                 By:     Mayfield VIII Management, L.L.C.,
                                        Its General Partner

                                 By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                          George A. Pavlov, Authorized Signatory

Date:  February 10, 1997         MAYFIELD VIII MANAGEMENT, L.L.C.
                                 A Delaware Limited Liability Company

                                 By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                          George A. Pavlov, Authorized Signatory

Date:  February 10, 1997         MAYFIELD ASSOCIATES FUND II
                                 A California Limited Partnership

                                 By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                          George A. Pavlov, Authorized Signatory

Date:  February 10, 1997         MAYFIELD MEDICAL PARTNERS (1992)
                                 A California Partnership

                              Page 17 of 21 pages

                                 By:    Mayfield VII,
                                        a California Limited Partnership,
                                        Its General Partner

                                 By:    Mayfield VII Management Partners,
                                        a California Limited Partnership,
                                        Its General Partner

                                 By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                          George A. Pavlov, Authorized Signatory

Date:  February 10, 1997         MAYFIELD ASSOCIATES FUND
                                 A California Limited Partnership

                                 By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                          George A. Pavlov, Authorized Signatory

Date:  February 10, 1997         MAYFIELD MEDICAL PARTNERS
                                 A California Partnership

                                 By:    Mayfield VI Investment Partners,
                                        a California Limited Partnership,
                                        Its General Partner

                                 By:    Mayfield VI Management Partners,
                                        a California Limited Partnership,
                                        Its General Partner

                                 By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                          George A. Pavlov, Authorized Signatory

Date:  February 10, 1997         YOGEN K. DALAL

                                 By:  /s/ Yogen K. Dalal
                                      ------------------------------------------
                                          Yogen K. Dalal

Date:  February 10, 1997         F. GIBSON MYERS, JR.

                                 By:  /s/  F. Gibson Myers, Jr.
                                      ------------------------------------------
                                           F. Gibson Myers, Jr.

Date:  February 10, 1997         KEVIN A. FONG

                                 By:  /s/  Kevin A. Fong
                                      ------------------------------------------
                                           Kevin A. Fong

                              Page 18 of 21 pages

Date:  February 10, 1997         WILLIAM D. UNGER

                                 By:  /s/ William D. Unger
                                      ------------------------------------------
                                          William D. Unger

Date:  February 10, 1997         WENDELL G. VAN AUKEN, III

                                 B:  /s/ Wendell G. Van Auken, III
                                      ------------------------------------------
                                         Wendell G. Van Auken, III

Date:  February 10, 1997         MICHAEL J. LEVINTHAL

                                 By:  /s/ Michael J. Levinthal
                                      ------------------------------------------
                                          Michael J. Levinthal


Date:  February 10, 1997         A. GRANT HEIDRICH, III

                                 By:  /s/ A. Grant Heidrich, III
                                      ------------------------------------------
                                          A. Grant Heidrich, III

 Date:  February 10, 1997        WENDE S. HUTTON

                                 By:  /s/ Wende S. Hutton
                                      ------------------------------------------
                                          Wende S. Hutton

 Date:  February 10, 1997        RUSSELL C. HIRSCH

                                 By:  /s/  Russell C. Hirsch
                                      ------------------------------------------
                                           Russell C. Hirsch



                              Page 19 of 21 pages

                                    EXHIBIT A

-------------------------------------------------------------------------------------------------
    PUBLICLY TRADED COMPANY          DESIGNATED FILER             PERSONS/ENTITIES ON WHOSE BEHALF
                                                                  THE DESIGNATED FILER MAY ACT
-------------------------------------------------------------------------------------------------
Tularik Inc.                  Mayfield VI Investment Partners     Mayfield Medical Partners,
                                                                  Mayfield VI Management
                                                                  Partners, Mayfield
                                                                  Associates, F. Gibson Myers,
                                                                  Jr., Kevin A. Fong, William
                                                                  D. Unger, Wendell G. Van
                                                                  Auken, III, III, Michael J.
                                                                  Levinthal, A. Grant Heidrich,
                                                                  III
-------------------------------------------------------------------------------------------------


                              Page 20 of 21 pages

                                    EXHIBIT 2

                                                                      PERCENT OF CLASS
                                                                        BENEFICIALLY
      NAME OF REPORTING PERSON                   NUMBER OF SHARES         OWNED(1)
-------------------------------------------    -------------------    ----------------
Mayfield Medical Partners, a California               479,818                1.1%
Partnership

Mayfield VI Investment Partners,                    3,807,815  (2)           8.9%
a California Limited Partnership

Mayfield VI Management Partners, a                  3,807,815  (2)           8.9%
California Limited Partnership

Mayfield Associates Fund, a California                158,659                0.4%
Limited Partnership

F. Gibson Myers, Jr.                                3,966,474  (3)           9.2%

Kevin A. Fong                                       3,966,474  (3)           9.2%

William D. Unger                                    3,966,474  (3)           9.2%

Wendell G. Van Auken, III                           3,966,474  (3)           9.2%

Michael J. Levinthal                                3,966,474  (3)           9.2%

A. Grant Heidrich, III                              3,997,922  (3), (4)      9.3%

Total                                               3,997,922                9.3%


(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of outstanding shares of Common Stock as reported in the Company's Registration Statement on Form S-1.

(2) Represents 479,818 shares held of record by Mayfield Medical Partners and 3,327,997 shares held of record by Mayfield VI Investment Partners. The sole General Partner of Mayfield Medical Partners is Mayfield VI Investment Partners. The sole General Partner of Mayfield VI Investment Partners is Mayfield VI Management Partners.

(3) The individual Reporting Persons are General Partners of Mayfield VI Management Partners, which is the General Partner of Mayfield VI Investment Partners, which is the General Partner of Mayfield Medical Partners. The individual Reporting Persons, except for Mr. Fong, are also General Partners of Mayfield Associates Fund. Mr. Fong is a limited partner of Mayfield Associates Fund. The individual Reporting Persons may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield VI Management Partners and Mayfield Associates Fund, but disclaim such beneficial ownership.

(4) Includes 1,500 shares held of record by A. Grant Heidrich, III, and options to purchase 29,958 shares (which are or will be vested within 60 days). Excludes unvested options to purchase 19,042 shares.


                              Page 21 of 21 pages